UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 30, 2006
MICROMET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2110 Rutherford Road, Carlsbad, CA	92008
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (760) 494-4200

(Former Name or Former Address, if Changed Since Last Report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 30, 2006, Micromet, Inc. (the “Company”) entered into a Committed Equity Financing Facility (“CEFF”) with Kingsbridge Capital Limited (“Kingsbridge”) pursuant to which Kingsbridge committed to purchase, subject to certain conditions, up to $25 million of the Company’s common stock. The terms of the CEFF are set forth in a Common Stock Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Rights Agreement”), each of which was entered into with Kingsbridge on August 30, 2006. Subject to certain conditions, the CEFF allows the Company to raise capital as required, at the time and in the amounts deemed suitable to the Company, during the three-year period following the effectiveness of the registration statement to be filed by the Company with the Securities and Exchange Commission covering the resale of the shares of the Company’s common stock issuable in connection with the CEFF and upon the exercise of the warrant discussed below. The Company is not obligated to sell any of the $25 million of common stock available under the CEFF and there are no minimum commitments or minimum use penalties.
     Subject to certain conditions and limitations, from time to time under the CEFF, the Company may require Kingsbridge to purchase newly-issued shares of the Company’s common stock at a price that is between 86% and 94% of the volume weighted average price on each trading day during an eight day pricing period provided that if the average market price on any day during the pricing period is less than the greater of $2.00 or 85% of the closing price of the day preceding the first day of the pricing period, then such day would not be used in determining the number of shares that would be issued in the draw down and the aggregate amount of such draw down would be decreased by one-eighth. The maximum dollar amount of shares that the Company may require Kingsbridge to purchase in any such pricing period is equal to the lesser of $5 million or an amount equal to 1%-1.5% of the Company’s market capitalization as determined at the time of a draw down under the CEFF. Under the terms of the CEFF, the maximum number of shares the Company may sell to Kingsbridge is 6,251,193 shares (exclusive of the shares underlying the warrant, and subject to certain limitations set forth in the Purchase Agreement), which may limit the amount of proceeds the Company is able to obtain from the CEFF. The CEFF does not contain any restrictions on the Company’s operating activities, automatic pricing resets or minimum market volume restrictions.
     The CEFF requires the Company to file a resale registration statement covering the resale of shares issued pursuant to the CEFF and underlying the warrant discussed below within 60 days of entering into the CEFF, and to use commercially reasonable efforts to have such registration statement declared effective by the Securities and Exchange Commission within 180 days of entering into the CEFF.
     In connection with the CEFF, the Company issued a warrant to Kingsbridge to purchase 285,000 shares of the Company’s common stock at an exercise price of $3.2145 per share (the “Warrant”). The Warrant is exercisable beginning six months after the date of grant and for a period of five years thereafter.
     The Company relied on the exemption from registration contained in Section 4(2) of the Securities Act, and Rule 506 of Regulation D thereunder, in connection with obtaining Kingsbridge’s commitment under the CEFF, and for the issuance of the Warrant in consideration of such commitment.

     The foregoing descriptions of the Purchase Agreement, the Rights Agreement and the Warrant are summaries of the material terms of the agreements and do not purport to be complete, and are qualified in their entirety by reference to the Purchase Agreement, the Rights Agreement and the Warrant, which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated by reference herein.
     On August 31, 2006, the Company also issued a press release announcing the entering into of the CEFF. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Item 3.02 Unregistered Sales of Equity Securities.
     The information under Item 1.01 of this Current Report on Form 8-K regarding the CEFF is incorporated by reference into this Item 3.02.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description
10.1	Common Stock Purchase Agreement dated August 30, 2006 between the Company and Kingsbridge Capital Limited.

10.2	Registration Rights Agreement dated August 30, 2006 between the Company and Kingsbridge Capital Limited.

10.3	Warrant dated August 30, 2006 and issued to Kingsbridge Capital Limited.

99.1	Press Release dated August 31, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMET, INC.

Date: August 31, 2006
	By:	/s/ Christian Itin

Name: Christian Itin
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Common Stock Purchase Agreement dated August 30, 2006 between the Company and Kingsbridge Capital Limited.

10.2	Registration Rights Agreement dated August 30, 2006 between the Company and Kingsbridge Capital Limited.

10.3	Warrant dated August 30, 2006 and issued to Kingsbridge Capital Limited.

99.1	Press Release dated August 31, 2006.